Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-1 of SolarWindow Technologies, Inc., filed under the Securities Act of 1933, as amended, of our report dated November 13, 2025, with respect to our audit of the consolidated financial statements of SolarWindow Technologies, Inc. as of August 31, 2025 and 2024, and for each of the two years in the period ended August 31, 2025, appearing in the Annual Report on Form 10-K of SolarWindow Technologies, Inc. for the year ended August 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

April 29, 2026

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